Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2007 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, January 4, 2007 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that its consolidated budget for development and exploration activities for 2007 will be $478 million. This budget represents an approximate 11% increase over the Company's estimated consolidated spending in 2006 of $431 million for development and exploration activities. The 2007 budget includes capital expenditures of $278 million for onshore properties and $200 million to be made by Bois d'Arc Energy, Inc. ("Bois d'Arc") (NYSE:BDE) in its offshore Gulf of Mexico drilling program.

Onshore development projects comprise $250 million of the 2006 budget and $28 million of the onshore budget is allocated to exploration activities. Comstock expects to drill approximately 170 (118.9 net) onshore wells in 2007 including 158 (111.5 net) development wells and 12 (7.4 net) exploratory wells. Comstock's East Texas/North Louisiana operating region accounts for the largest portion of the 2007 budget with forecasted expenditures of $175 million. Comstock has budgeted to drill 116 (88.6 net) development wells in this region in 2007. Comstock expects to spend $56 million in its South Texas region to drill 21 (11.5 net) wells in 2007. Included in the South Texas totals are 13 (8.1 net) development wells and 8 (3.4 net) exploration wells. Comstock has budgeted a total of $45 million to drill 14 (12.4 net) development wells and four (4.0 net) exploration wells on its Mississippi properties in 2007. The remaining $2 million will be spent on Comstock's onshore properties in its other regions. Comstock currently has 9 drilling rigs contracted for its 2007 onshore operated drilling activities.

Comstock is currently evaluating its East Texas/North Louisiana Cotton Valley acreage for potential horizontal drilling applications. This evaluative effort involves conducting certain reservoir tests in wells that Comstock is currently drilling. These reservoir tests will allow Comstock to appropriately select not only optimum horizontal drilling locations but also the most appropriate completion technology to apply. Comstock believes that this evaluation effort is crucial to the prudent and successful application of horizontal drilling technology to its Cotton Valley development program. Based on the results of these tests, Comstock anticipates that it should be able to commence its first Cotton Valley horizontal drilling project some time during the first quarter of 2007.

Bois d'Arc has budgeted $104 million to drill 15 (11.8 net) offshore wells in 2007. Bois d'Arc has budgeted an additional $69 million for completion and facilities costs related to these wells. Six of the wells in the 2007 drilling program will be drilled deeper than 15,000 feet to test high potential exploration prospects. In addition Bois d'Arc plans to spend $17 million on acquiring seismic data and acreage and estimates that it will spend $11 million for recompletions and for abandonment work in 2007.

"In 2007, our onshore drilling program represents a 29% increase from what we spent in 2006 reflecting a substantial increase in the number of wells we plan to drill in our East Texas/North Louisiana region and in South Texas and Mississippi," stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock. "Our offshore drilling program will primarily focus on drilling exploration prospects. The increased drilling program will be the primary driver of our production growth that we expect to have this year."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.